UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2013

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South Buckhout Street, Suite 1 Irvington, New York		10533
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On February 12, 2013, MELA Sciences, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC (the “Underwriter”), relating to the public offering (the “Offering”) of 6,100,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a price to the public of $1.30 per share, less underwriting discounts and commissions.

All of the shares in the Offering are being sold by the Company. The net proceeds to the Company from the sale of the Common Stock, after deducting the underwriting discounts and commissions and other estimated offering expenses payable by the Company, are expected to be approximately $7.3 million. The Offering is expected to close on February 15, 2013, subject to the satisfaction of customary closing conditions.

The Common Stock is being offered and sold pursuant to the Company’s Prospectus dated June 1, 2010 and the Company’s Prospectus Supplement to be filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2013, in connection with a takedown from the Company’s effective shelf registration statement on Form S-3 (File No. 333-167113) declared effective by the SEC on June 1, 2010.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The Underwriting Agreement is being filed with this Current Report on Form 8-K to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The legal opinion of Golenbock Eiseman Assor Bell & Peskoe LLP relating to the Common Stock being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 1.02 — Termination of a Material Definitive Agreement

In June 2012, the Company entered into a sales agreement with the Underwriter to sell shares of its Common Stock through an “at-the-market” equity offering program (the “ATM Program”). As of February 12, 2013, the Company has sold approximately 6.6 million shares of Common Stock through the ATM Program for gross proceeds of approximately $14.4 million. Upon consummation of the Offering, the ATM Program will be terminated.

Item 8.01 — Other Events

On February 5, 2013, the Company signed a non-binding term sheet with a venture capital lender for a loan of up to $10 million. Of the $10 million, it is anticipated that $6 million will be funded in March 2013 and the Company will have the option to draw down the remaining $4 million through March 17, 2014, subject to the satisfaction of meeting certain sales and revenue targets. It is anticipated that the loan will mature 42 months from the initial closing and bear interest at the rate of 10.45% per year. The term sheet contemplates that during the first 12 months of the loan, only interest will be paid to the lender and after that the Company will make 30 equal payments of principal and interest until maturity. The loan would be secured by a general lien against all of the Company’s assets, other than its intellectual property assets. In addition, the lender will have a security interest in the proceeds of the sale of any of our intellectual property assets. In connection with the loan, the lender will receive a warrant to purchase that number of shares of our common stock equal to 775,000 divided by the to-be-determined exercise price of the warrant. The loan is subject to satisfactory completion of the lender’s due diligence and the execution of definitive loan documents and is conditioned upon the Company having raised $12.5 million in equity proceeds since January 1, 2013. There can be no assurance that the loan will be consummated or that the material terms of the loan will be as described.

On February 12, 2013, the Company issued a press release announcing the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 — Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement, dated February 12, 2013, by and between MELA Sciences, Inc. and Cowen and Company, LLC

5.1	Opinion of Golenbock Eiseman Assor Bell & Peskoe LLP

23.1	Consent of Golenbock Eiseman Assor Bell & Peskoe LLP (included as part of Exhibit 5.1).

99.1	Press Release issued by MELA Sciences, Inc. on February 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: February 12, 2013	By:	/s/ Richard I. Steinhart
Richard I. Steinhart, Chief Financial Officer
(Principal Financial Officer)